                                                FILED PURSUANT TO RULE 424(B)(3)
                                                  REGISTRATION NO. 333-53457



                       SENSORMATIC ELECTRONICS CORPORATION

          SUPPLEMENT NUMBER FOUR TO PROSPECTUS DATED DECEMBER 20, 1999

                  This Supplement is a part of the Prospectus dated December 20, 1999 relating to 6,900,000 Depositary Shares ("Depositary Shares"), each representing a one-tenth interest in a share of 6 1/2% Convertible Preferred Stock, par value $.01 per share ("Preferred Stock"), of Sensormatic Electronics Corporation ("Sensormatic"). The Prospectus (as well as this Supplement) also relates to 690,000 shares of the Preferred Stock and certain shares of Common Stock, par value $.01 per share, of Sensormatic, issued upon conversion of such Depositary Shares and/or Preferred Stock and issued or issuable in payment of dividends and certain premium payments with respect to the Preferred Stock. The Prospectus was previously supplemented by Supplement Number One dated January 24, 2000, Supplement Number Two dated January 25, 2000, Supplement Number Three dated February 15, 2000 and Supplement Number Four dated April 6, 2000. Defined terms contained in this Supplement have the meanings assigned to them in the Prospectus.

                  The following updates certain information concerning the Selling Securityholders and the securities of Sensormatic held by them, as set forth in the Prospectus under the caption "Selling Security Holders", based on information received from the Selling Securityholders named below after the date of the Prospectus and prior to the date hereof. The information concerning the Selling Securityholders in the Prospectus (including any previous Supplement) is not being updated to show sales, except to the extent that any such sales are reflected in the current beneficial ownership information set forth below. Except as amended or supplemented hereby or as contemplated by the preceding sentence, the information in the Prospectus concerning the Selling Securityholders and the securities of Sensormatic held by them, as previously amended by any Supplements previously filed, remains in full force and effect.


                                               COMMON STOCK                                   DEPOSITARY SHARES
                                -------------------------------------------   --------------------------------------------------
                                                                    BENE-                                                BENE-
                                                                   FICIALLY                                             FICIALLY
                                                                    OWNED                                                OWNED
                                BENEFICIALLY OWNED                  AFTER                                                AFTER
                                  PRIOR TO THIS      OFFERED FOR     THIS     BENEFICIALLY OWNED PRIOR    OFFERED FOR     THIS
NAME OF SELLING SECURITYHOLDER       OFFERING           SALE       OFFERING       TO THIS OFFERING           SALE       OFFERING
------------------------------  ------------------   -----------   --------   -------------------------   -----------   --------

                                                                                NO. OF         % OF
                                 NO. OF      % OF                             DEPOSITARY    DEPOSITARY
                                 SHARES     SHARES                              SHARES        SHARES
                                ---------   ------                            -----------   -----------
Deutsche Bank Securities(1)     3,485,245      *      3,485,245        0       2,348,676         34        2,348,676        0
                                ---------    ---      ---------      ---       ---------        ---        ---------      ---
Total                           3,485,245      *      3,485,245        0       2,348,676         34        2,348,676        0
                                =========    ===      =========      ===       =========        ===        =========      ===

                                       6 1/3% CONVERTIBLE PREFERRED STOCK
                                -------------------------------------------------

                                                                     BENEFICIALLY
                                  BENEFICIALLY OWNED                    OWNED
NAME OF SELLING SECURITYHOLDER  PRIOR TO THIS OFFERING                AFTER THIS
------------------------------  -----------------------                OFFERING
                                  NO. OF                             ------------
                                SHARES OF       % OF
                                PREFERRED    PREFERRED
                                  STOCK        STOCK
                                ----------   ----------
Deutsche Bank Securities(1)      235,868         34       234,868          0
                                 -------        ---       -------        ---
Total                            345,868         34       234,868          0
                                 =======        ===       =======        ===




(1) The information in this Supplement reflects the current beneficial ownership information for this Selling Securityholder as of the date of this filing and accordingly amends and supersedes the information concerning this Selling Securityholder in the Prospectus or any Supplement thereto filed prior to the date of this Supplement.

                   THE DATE OF THIS SUPPLEMENT IS MAY 10, 2000